Exhibit 10.9

EXECUTION COPY

Deutsche Bank

Deutsche Bank AG, London Branch
Winchester house
1 Great Winchester St
London EC2N 2DB
Telephone: 44 20 7545 8000

c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005
Telephone: 212-250-2500

DATE:	April 9, 2008

TO:	Endo Pharmaceuticals Holdings Inc.
ATTENTION:	Chief Legal Officer
TELEPHONE:	610-558-9800
FACSIMILE:	610-558-9684

FROM:	Deutsche Bank AG, London Branch
TELEPHONE:	44 20 7545 0556
FACSIMILE:	44 11 3336 2009

SUBJECT:	Collared ASR: Issuer Share Repurchase Transaction

REFERENCE NUMBER(S):	252011

The purpose of this facsimile agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction entered into between Deutsche Bank AG, London Branch (“Deutsche”) and Endo Pharmaceuticals Holdings Inc. (“Counterparty”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation constitutes the entire agreement and understanding of the parties with respect to the subject matter and terms of the Transaction and supersedes all prior or contemporaneous written and oral communications with respect thereto.

DEUTSCHE BANK AG IS NOT REGISTERED AS A BROKER OR DEALER UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. DEUTSCHE BANK SECURITIES INC. (“AGENT”) HAS ACTED SOLELY AS AGENT IN CONNECTION WITH THE TRANSACTION AND HAS NO OBLIGATION, BY WAY OF ISSUANCE, ENDORSEMENT, GUARANTEE OR OTHERWISE WITH RESPECT TO THE PERFORMANCE OF EITHER PARTY UNDER THE TRANSACTION. DEUTSCHE BANK AG, LONDON BRANCH IS NOT A MEMBER OF THE SECURITIES INVESTOR PROTECTION CORPORATION (SIPC).

The definitions contained in the 2006 ISDA Definitions (the “2006 Definitions”) and the definitions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and, together with the 2006 Definitions, the “Definitions”),

Chairman of the Supervisory Board: Clemens Börsig Board of Managing Directors: Hermann-Josef Lamberti, Josef Ackermann, Anthony Dilorio, Hugo Banziger	Deutsche Bank AG is regulated by the FSA for the conduct of designated investment business in the UK, is a member of the London Stock Exchange and is a limited liability company incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration No. in England and Wales BR000005, Registered address: Winchester House, 1 Great Winchester Street, London EC2N 2DB.

in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern. In the event of any inconsistency between the Definitions and the terms of this Confirmation, the terms of this Confirmation shall govern.

This Confirmation evidences a complete and binding agreement between Deutsche and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement as if Deutsche and Counterparty had executed an agreement in such form (without any Schedule but with such other elections set forth in this Confirmation). For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.

2. The Transaction constitutes a Share Forward Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	April 9, 2008

Effective Date:	The closing date for the initial issuance of the Convertible Notes

Convertible Notes:	1.75% Senior Subordinated Convertible Notes of Counterparty due April 15, 2015, offered pursuant to an Offering Memorandum dated April 9, 2008

Seller:	Deutsche

Buyer:	Counterparty

Shares:	The common stock of Counterparty, par value USD 0.01 per share (Ticker Symbol: “ENDP”)

Number of Shares:	As provided in Annex B to this Confirmation.

Prepayment:	Applicable

Variable Obligation:	Applicable

Prepayment Amount:	As provided in Annex B to this Confirmation.

Prepayment Date:	The Effective Date

Forward Floor Price:	As provided in Annex B to this Confirmation.

Forward Cap Price:	As provided in Annex B to this Confirmation.

Initial Price:	As provided in Annex B to this Confirmation.

Exchange:	The NASDAQ Global Select Market

Related Exchange:	All Exchanges

Valuation Terms:

Valuation Date:	The final Averaging Date

Averaging Dates:	As provided in Annex B to this Confirmation.

Averaging Date Disruption:	In lieu of Section 6.7(c) of the Equity Definitions, if any Averaging Date is a Disrupted Day, the Averaging Date that would have occurred on such date shall be postponed to the first succeeding Scheduled Trading Day that is not a Disrupted Day and that is not or is not deemed to be already an Averaging Date; provided that if the final Averaging Date has not occurred on or prior to the 8th Scheduled Trading Day immediately following the scheduled final Averaging Date (the “Final Disruption Date”), the Final Disruption Date shall be the Averaging Date for all remaining Averaging Dates and the VWAP Price for that Averaging Date or those Averaging Dates shall be determined by the Calculation Agent based on its good faith estimate of the value of the Shares on the Final Disruption Date. The Calculation Agent shall be entitled to extend the Final Disruption Date if a Disrupted Day occurs other than as the result of a Market Disruption Event or of a Scheduled Trading Day not being an Exchange Business Day.

Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if any such Scheduled Trading Day is a Disrupted Day because of a Market Disruption Event, the Calculation Agent may determine that such Scheduled Trading Day is a Disrupted Day only in part, in which case such Scheduled Trading Day shall be an Averaging Date and the Calculation Agent shall determine the VWAP Price for such Averaging Date based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day effected at times on such day during which the relevant Market Disruption Event had not occurred and/or was not continuing, and the Settlement Price shall be determined using an appropriately weighted average of VWAP Prices instead of an arithmetic average.

Averaging Period:	The period beginning on, and including, the first Averaging Date and ending on, and including, the Valuation Date.

VWAP Price:	For any Scheduled Trading Day, the Rule 10b-18 dollar volume weighted average price per Share for such Scheduled Trading Day based on transactions executed during such Scheduled Trading Day, as reported on Bloomberg Page “ENDP.Q <Equity> AQR SEC” (or any successor thereto) on such Scheduled Trading Day in respect of the period from 9:30 A.M. to 4:00 P.M. (New York City time) on such Scheduled Trading Day or, in the event such price is not so reported on such Scheduled Trading Day for any reason, as reasonably determined by the Calculation Agent.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or

Knock-out Valuation Time, as the case may be,” in clause (ii) thereof, and by amending and restating clause (a)(iii) thereof in its entirety to read as follows: “(iii) an Early Closure that the Calculation Agent determines is material.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Settlement Terms:

Initial Repurchase:	On the Effective Date, Seller shall deliver to Buyer a number of Shares equal to the Initial Repurchase Amount.

Initial Repurchase Amount:	As provided in Annex B to this Confirmation.

Settlement Date:	The date one Settlement Cycle following the Valuation Date.

Physical Settlement:	Applicable

Settlement:	On the Settlement Date, Seller shall deliver to Buyer the Number of Shares to be Delivered, if a positive number. If, as a result of the provisions of Section 8(c) below, the Number of Shares to be Delivered is a negative number, Buyer shall deliver to Seller the absolute value of the Number of Shares to be Delivered in accordance with Section 8(q) below.

Number of Shares to be Delivered:	The Share Number reduced by the Initial Repurchase Amount, but not below zero unless the provisions of Section 8(c) below apply.

Share Number:	A number of Shares (rounded to the nearest whole Share) equal to (A) the Prepayment Amount divided by (B) the Settlement Price; provided that the Share Number shall not be less than the Minimum Shares and shall not be greater than the Maximum Shares.

Settlement Price:	Subject to “Valuation Disruption” above, the arithmetic average of the VWAP Prices for all Averaging Dates.

Minimum Shares:	A number of Shares (rounded to the nearest whole Share) equal to (A) the Prepayment Amount divided by (B) the Forward Cap Price.

Maximum Shares:	A number of Shares (rounded to the nearest whole Share) equal to (A) the Prepayment Amount divided by (B) the Forward Floor Price.

Amendment to Equity Definitions:	The Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein by Deutsche relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Counterparty is the issuer of the Shares.

The phrase “the Excess Dividend Amount, if any, and” shall be deleted from Section 9.2(a)(iii) of the Equity Definitions.

Share Adjustments:

Potential Adjustment Events:	As set forth in Section 11.2(e) of the Equity Definitions; provided that Section 11.2(e)(v) of the Equity Definitions is amended by adding, immediately following the word “Shares”, the phrase “(other than any repurchase by the Issuer of Shares delivered by Seller pursuant to the Transaction and the note hedge transaction entered into between Deutsche and Counterparty on the date hereof)”. In addition, the occurrence of a Disrupted Day on a day that is or otherwise would have been an Averaging Date shall be a Potential Adjustment Event.

Method of Adjustment:	Calculation Agent Adjustment; provided that the Equity Definitions shall be amended by (A) adding the phrase “, or the occurrence,” after the word “terms” in the fourth line of Section 11.2(c), (B) replacing the words “diluting or concentrative” in Sections 11.2(a), 11.2(c) (in two instances) and 11.2(e)(vii) with the word “material” and (C) adding the words “or the Transaction” after the words “theoretical value of the relevant Shares” in Sections 11.2(a), 11.2(c) and 11.2(e)(vii); and provided, further, that adjustments may be made to account for changes in volatility, expected dividends, expected correlation, stock loan rate and liquidity relative to the relevant Share.

Extraordinary Dividend:	Any dividend or distribution that has an ex-dividend date occurring on or after the date hereof and on or prior to the Valuation Date.

Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors).”

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Component Adjustment

Tender Offer:	Applicable

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Modified Calculation Agent Adjustment:	For greater certainty, the definition of “Modified Calculation Adjustment” in Sections 12.2 and 12.3 of the Equity Definitions shall be amended by adding the following italicized language to the stipulated parenthetical provision: “(including adjustments to account for changes in volatility, expected dividends, expected correlation, stock loan rate or liquidity relevant to the Shares or to the Transaction) from the Announcement Date to the Merger Date (Section 12.2) or Tender Offer Date (Section 12.3)”.

Nationalization, Insolvency or Delisting:	Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or announcement or statement of the formal or informal interpretation” and (ii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”.

(b) Failure to Deliver	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Applicable

(e) Increased Cost of Hedging:	Applicable

(f) Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	250 basis points per annum

(g) Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	25 basis points per annum

Hedging Party:	Deutsche for all applicable Additional Disruption Events

Determining Party:	Deutsche for all Extraordinary Events

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:             Deutsche

4. Account Details:

Deutsche Payment Instructions:

Deutsche Bank AG, New York

DTC # 573

A/C Deutsche Bank London

Counterparty Payment Instructions:

To be provided by Counterparty.

5. Offices:

The Office of Deutsche for the Transaction is:

Deutsche Bank AG, London Branch

Winchester house

1 Great Winchester St, London EC2N 2DB

The Office of Counterparty for the Transaction is:

Endo Pharmaceuticals Holdings Inc.

100 Endo Boulevard

Chadds Ford, PA 19317

6. Notices: For purposes of this Confirmation:

(a) Address for notices or communications to Counterparty:

To:	Endo Pharmaceuticals Holdings Inc.

100 Endo Boulevard

Chadds Ford, PA 19317

Attn: Chief Legal Officer

Fax No.: 610-558-9684

Tel No.: 610-558-9800

(b) Address for notices or communications to Deutsche:

To:	c/o Deutsche Bank Securities Inc.

60 Wall Street, NYC60-0425

New York, New York 10005-2858

Attn: Equity Capital Markets

Fax No.: 212-797-0058

Tel No.: 212-250-2717

For payments and deliveries:

To:	Bank of New York

ABA 021-000-018

SWIFT IRVTUS3N

Deutsche Bank Securities Inc.

A/C 8900327634

7. Representations, Warranties and Agreements:

Mutual Representations: Each of Deutsche and Counterparty represents and warrants to, and agrees with, the other party that:

(i)	Tax Disclosure. Notwithstanding anything to the contrary herein, in the Equity Definitions or in the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure.

(ii)	Commodity Exchange Act. It is an “eligible contract participant” within the meaning of Section 1a(12) of the U.S. Commodity Exchange Act, as amended (the “CEA”). The Transaction has been subject to individual negotiation by the parties. The Transaction has not been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA. It has entered into the Transaction with the expectation and intent that the Transaction shall be performed to its termination date.

(iii)	Securities Act. It is a “qualified institutional buyer” as defined in Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or an “accredited investor” as defined under the Securities Act.

(iv)	Investment Company Act. It is a “qualified purchaser” as defined under the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”).

(v)	ERISA. The assets used in the Transaction (1) are not assets of any “plan” (as such term is defined in Section 4975 of the U.S. Internal Revenue Code (the “Code”)) subject to Section 4975 of the Code or any “employee benefit plan” (as such term is defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, and (2) do not constitute “plan assets” within the meaning of Department of Labor Regulation 2510.3-101, 29 CFR Section 2510-3-101.

Counterparty Representations: In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents, warrants, acknowledges and covenants that:

(i)	Counterparty is not as of the Trade Date and as of the date on which Counterparty delivers any Shares or Share Termination Delivery Units hereunder, and shall not be after giving effect to the transactions contemplated hereby, “insolvent” (as such term is defined in Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase a number of Shares equal to the Number of Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation or organization.

(ii)	Counterparty shall, as soon as practicable, provide written notice to Deutsche upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default, a Potential Event of Default, a Potential Adjustment Event, a Merger Event or any other Extraordinary Event; provided, however, that should Counterparty be in possession of material non-public information regarding Counterparty, Counterparty shall not communicate such information to Deutsche.

(iii)	Counterparty has (and shall at all times during the Transaction have) the capacity and authority to invest directly in the Shares underlying the Transaction and has not entered into the Transaction with the intent to avoid any regulatory filings.

(iv)	Counterparty’s investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and Counterparty is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction.

(v)	Counterparty is not aware of any material nonpublic information concerning itself or the Shares, and Counterparty acknowledges and agrees that it has not provided Deutsche with any material nonpublic information in connection with the Transaction.

(vi)	Counterparty understands, agrees and acknowledges that Deutsche has no obligation or intention to register the Transaction under the Securities Act, any state securities law or other applicable federal securities law.

(vii)	Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the Investment Company Act.

(viii)	Counterparty understands, agrees and acknowledges that no obligations of Deutsche to it hereunder shall be entitled to the benefit of deposit insurance and that such obligations shall not be guaranteed by any affiliate of Deutsche or any governmental agency.

(ix)	(A) Counterparty is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (B) Counterparty is not relying on any communication (written or oral) of Deutsche or any of its affiliates as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction) and (C) no communication (written or oral) received from Deutsche or any of its affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Transaction.

(x)	Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Deutsche is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 128, 133, 149 or 150 (or under any successor statement), EITF Issue No. 00-19, 01-6, 03-6 or 07-5 (or any successor issue statements), under FASB’s Liabilities & Equity Project, or under any other accounting guidance.

(xi)	Counterparty is not entering into the Transaction for the purpose of (i) creating actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or (ii) raising or depressing or otherwise manipulating the price of the Shares (or any security convertible into or exchangeable for the Shares), in either case in violation of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(xii)	Counterparty’s filings under the Securities Act, the Exchange Act, and other applicable securities laws that are required to be filed have been filed and, as of the respective dates thereof and as of the date of this representation, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(xiii)	Counterparty acknowledges its responsibilities under applicable law (including, without limitation, the Securities Act and Section 9 and Section 10(b) of the Exchange Act) in connection with the Transaction. Without limiting the generality of the foregoing or Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(xiv)	The Transaction, and any repurchase of the Shares by Counterparty in connection with the Transaction, is pursuant to a publicly announced Share repurchase program that has been approved by Counterparty’s board of directors (including engaging in derivative transactions) and any such repurchase has been, or shall when so required be, publicly disclosed in its periodic filings under the Exchange Act and its financial statements and notes thereto.

(xv)	Counterparty shall deliver to Deutsche an opinion of counsel, dated as of the Trade Date and reasonably acceptable to Deutsche in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement.

(xvi)	Counterparty is not as of the date hereof engaged in, and will not, during the period from, and including, the date hereof to, and including, the Valuation Date, engage in a distribution, as such term is used in Regulation M under the Exchange Act that would preclude purchases by Deutsche of the Shares or cause Deutsche to violate any law, rule or regulation with respect to such purchases.

(xvii)	Counterparty shall, on or prior to the date hereof, notify Deutsche of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception set forth in Rule 10b-18(b)(4) under the Exchange Act by or for Counterparty or any of its affiliated purchasers (as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) during each of the four calendar weeks preceding such day and during the calendar week in which such day occurs (“Rule 10b-18 purchase” and “blocks” each being used as defined in Rule 10b-18).

(xviii)	Without the prior written consent of Deutsche, Counterparty shall not, and shall cause its affiliates and affiliated purchasers (each as defined in Rule 10b-18 under the Exchange Act) not to, directly or indirectly (including, without limitation, by means of a derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for shares of Shares (other than purchases from, by or on behalf of directors, officers and employees of Counterparty and its affiliates that are not “Rule 10b-18 purchases” as such term is defined in Rule 10b-18) during the period from, and including, the date hereof to, and including, the Valuation Date, and none of Counterparty or any of its affiliates or affiliated purchasers (each as defined in Rule 10b-18 under the Exchange Act) has taken any such action prior to the date hereof that would affect the Averaging Period.

(xix)	At any time during the period from, and including, the date hereof to, and including, the Valuation Date, Counterparty shall notify Deutsche simultaneously with any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to Counterparty (other than any such transaction in which the consideration consists solely of cash and there is no valuation period) and promptly deliver to Deutsche a certificate indicating (A) Counterparty’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the announcement of such transaction and (B) Counterparty’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of the announcement of such transaction. In addition, Counterparty shall promptly notify Deutsche of the earlier to occur of the completion of such transaction and the completion of the vote by target stockholders. Counterparty acknowledges that any such public announcement may cause Deutsche to elect to treat one or more Scheduled Trading Days during the term of the Transaction as Disrupted Days pursuant to Section 8(n) of this Confirmation below. Accordingly, Counterparty acknowledges that its actions in relation to any such announcement or transaction must comply with the standards set forth in subclause 8(n)(ii) below.

8. Other Provisions:

(a) Alternative Calculations and Payment by Deutsche on Early Termination and on Certain Extraordinary Events. If Deutsche shall owe Counterparty any amount pursuant to Section 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions (except in the event of an Insolvency, a Nationalization, a Tender Offer or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, that resulted from an event or events within Counterparty’s control) (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Deutsche to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Deutsche, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 A.M. and 12:00 P.M., New York City time, on the relevant Merger Date, Tender Offer Date, Announcement Date, Early Termination Date or other date the transaction is terminated, as applicable (“Notice of Share Termination”). Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the Merger Date, Tender Offer Date, Announcement Date, Early Termination Date or other date the transaction is terminated, as applicable:

Share Termination Alternative:	Applicable and means that Deutsche shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Deutsche at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of a Merger Event, a Tender Offer, an Insolvency or a Nationalization, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Merger Event, Tender Offer, Insolvency or Nationalization. If such Merger Event, Tender Offer, Insolvency or Nationalization involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.11 and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” were applicable, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Buyer is the issuer of any Share Termination Delivery Units (or any part thereof).

(b) Alternative Calculations and Payment by Counterparty on Early Termination and on Certain Extraordinary Events. If Counterparty owes Deutsche any amount in connection with the Transaction pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions (except in the case of an Extraordinary Event in which the consideration or proceeds to be paid to holders of Shares as a result of such event consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, that resulted from an event or events within Counterparty’s control) or any provision under this Confirmation (a “Counterparty Payment Obligation”), Counterparty shall have the right, in its sole discretion, to satisfy any such Counterparty Payment Obligation by delivery of Share Termination Delivery Units by giving irrevocable telephonic notice to Deutsche, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 A.M. and 4:00 P.M. New York City time on the Early Termination Date or other date the transaction is terminated, as applicable (“Notice of Counterparty Termination Delivery”). Within a commercially reasonable period of time following receipt of a Notice of Counterparty Termination Delivery, Counterparty shall deliver to Deutsche a number of Share Termination Delivery Units having a cash value equal to the amount of such Counterparty Payment Obligation (such number of Share Termination Delivery Units to be delivered to be determined by the Calculation Agent as the number of whole Share Termination Delivery Units that could be sold over a commercially reasonable period of time to generate proceeds equal to the cash equivalent of such payment obligation). In addition, if, in the good faith reasonable judgment of Deutsche, for any reason, the Share Termination Delivery Units deliverable pursuant to this paragraph would not be immediately freely transferable by Deutsche under Rule 144 under the Securities Act or any successor provision, then Deutsche may elect either to (x) accept delivery of such Share Termination Delivery Units notwithstanding any restriction on transfer or (y) require that such delivery take place pursuant to the provisions of Section 8(q) below. If the provisions set forth in this paragraph are applicable, the provisions of Sections 9.8, 9.9, 9.11 (modified as described above) and 9.12 of the Equity Definitions shall be applicable, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units.”

(c) Special Provisions regarding Transaction Announcements. If a Transaction Announcement occurs on or prior to the Settlement Date, then the Share Number shall be determined as if the phrase “shall not be less than the Minimum Shares and” was deleted from the definition thereof (and, for the avoidance of doubt, in such event the Number of Shares to be Delivered may be reduced below zero pursuant to the definition thereof).

“Transaction Announcement” means (i) the announcement of an Acquisition Transaction, (ii) an announcement that Counterparty or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding to enter into an Acquisition Transaction, (iii) the announcement of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, an Acquisition Transaction or (iv) any other announcement that in the reasonable judgment of the Calculation Agent may result in an Acquisition Transaction. For the avoidance of doubt, announcements as used in this definition of Transaction Announcement refer to (a) any public announcement made by Counterparty or (b) any public announcement made by a third party that has been approved, agreed to, recommended by or otherwise consented to by Counterparty or its board of directors.

“Acquisition Transaction” means any event that is, or if consummated would be, (i) a Merger Event (and for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “15%” and to “50%” by “75%” and as if the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition were deleted) or Tender Offer, or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction, (iv) an acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including any capital stock or other ownership interests in subsidiaries) or other similar event by Counterparty or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Counterparty or its subsidiaries exceeds 15% of the market capitalization of Counterparty and (v) a transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).

(d) Additional Averaging Period Disruption. If, on any Scheduled Trading Day during the period beginning on, and including, the date hereof and ending on, and including, the Valuation Date, Deutsche determines that (i) it is appropriate, with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Deutsche), for Deutsche to refrain from purchasing or otherwise effecting transactions in Shares on such Scheduled Trading Day or (ii) a Hedging Disruption has occurred, Deutsche may, in its discretion and without limiting its rights under Section 12.9(b)(iii) of the Equity Definitions, elect to treat such Scheduled Trading Day as a Disrupted Day in whole or in part as appropriate with regard to such relevant legal, regulatory or self-regulatory requirements or related policies and procedures or Hedging Disruption, as the case may be, and Deutsche shall notify Counterparty of the exercise of Deutsche’s rights pursuant to this clause (d) upon such exercise and shall subsequently notify Counterparty on the day Deutsche believes that it may resume purchasing or otherwise effecting transactions in Shares. Deutsche shall not be obligated to communicate to Counterparty the reason for Deutsche’s exercise of its rights pursuant to this clause (d).

(e) Limitation On Delivery of Shares. Notwithstanding anything herein or in the Agreement to the contrary, in no event shall Counterparty be required to deliver Shares in connection with the Transaction in excess of a number of Shares (the “Maximum Delivery Amount”) equal to 1,000 (or more than the adjusted number thereof with regard to other securities constituting the Share Termination Delivery Units), subject to a Calculation Agent Adjustment for any Potential Adjustment Event or Extraordinary Event, provided that Deutsche shall be entitled to allocate any remaining number of Shares in the “maximum delivery amount” under the confirmation entered into between Counterparty and Deutsche on the Trade Date hereof relating to a warrant transaction (the “Warrant Confirmation”) to increase the Maximum Delivery Amount hereunder to a number not to exceed twice the Number of Shares hereunder (with a corresponding reduction of the “maximum delivery amount” under the Warrant Confirmation) and vice versa. Counterparty represents and warrants (which shall be deemed to be repeated on each day that the Transaction is outstanding) that the Maximum Delivery Amount is equal to or less than the number of authorized but unissued Shares of Counterparty that are not reserved for future issuance in connection with transactions in the Shares (other than the Transaction) on the date of the determination of the Maximum Delivery Amount (such Shares, the “Available Shares”). In the event Counterparty shall not have delivered the full number of Shares otherwise deliverable as a result of this paragraph (the resulting deficit, the “Deficit Shares”), Counterparty shall be continually obligated to deliver, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, Shares when, and to the extent, that (i) Shares are repurchased, acquired or otherwise received by Counterparty or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved and (iii) Counterparty additionally authorizes any unissued Shares that are not reserved for other transactions. Counterparty shall immediately notify Deutsche of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Shares to be delivered) and promptly deliver such Shares thereafter.

(f) Share Deliveries. Notwithstanding anything to the contrary herein, Deutsche may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Scheduled Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one times on or prior to such Scheduled Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Scheduled Delivery Date is equal to the number thereof required to be delivered on such Scheduled Delivery Date.

(g) Status of Claims in Bankruptcy; No Collateral. Deutsche acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation. For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(h) Transfer and Assignment. Counterparty shall not transfer or assign its rights or obligations hereunder and under the Agreement without the prior written consent of Deutsche. Deutsche may transfer or assign without Counterparty’s consent its rights and obligations hereunder and under the Agreement, in whole or in part, to any of its affiliates without the consent of Counterparty, provided that Counterparty shall have recourse to Deutsche in the event of the failure by the affiliate transferee to perform any of such obligations hereunder. If, as determined in Deutsche’s sole discretion, (x) its “beneficial ownership” (within the meaning of Section 16 of the Exchange Act and rules promulgated thereunder) exceeds 8.5% of Counterparty’s outstanding Shares and (y) Deutsche is unable, after commercially reasonable efforts, to effect a transfer or assignment on pricing terms and within a time period reasonably acceptable to it of all or a portion of the Transaction pursuant to the preceding paragraph to reduce such “beneficial ownership” below 8.5%, Deutsche may, without Counterparty’s prior consent, transfer any of the rights or obligations of Deutsche to a third party with a rating (or whose guarantor has a rating) for its long term, unsecured and unsubordinated indebtedness of A+ or better by Standard & Poor’s Ratings Services or its successor (“S&P”), or A1 or better by Moody’s Investors Service, Inc. or its successor (“Moody’s”). If such transfer has not been effected, Deutsche may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of this Transaction, such that its “beneficial ownership” following such partial termination will be approximately equal to but less than 8.5%. In the event that Deutsche so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Shares equal to the Terminated Portion, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such Transaction shall be the only Terminated Transaction.

(i) Qualified Financial Contract. It is the intention of the parties that, in respect of Counterparty, (a) the Transaction shall constitute a “qualified financial contract” within the meaning of 12 U.S.C. Section 1821(e)(8)(D)(i) and (b) a Non-defaulting Party’s rights under Sections 5 and 6 of the Agreement constitute rights of the kind referred to in 12 U.S.C. Section 1821(e)(8)(A).

(j) Designation by Deutsche. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Deutsche to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Deutsche may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Deutsche’s obligations in respect of the Transaction and any such designee may assume such obligations. Deutsche shall be discharged of its obligations to Counterparty to the extent of any such performance.

(k) Netting and Set-off. The parties hereto agree that the Transaction shall not be subject to netting or set off with any other transaction.

(l) Method of Delivery. Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through Agent. In addition, all notices, demands and communications of any kind relating to the Transaction between Deutsche and Counterparty shall be transmitted exclusively through Agent.

(m) Recording. Each party (x) consents to the recording of the telephone conversations of trading and marketing and/or other personnel of the parties and their Affiliates in connection with this Confirmation, the Agreement or any potential Transaction; (y) agrees to obtain any necessary consent of and give notice of such recording to such personnel of such party and such party’s Affiliates; and (z) agrees that recordings may be submitted in evidence in any proceedings relating to this Confirmation or the Agreement.

(n) Rule 10b5-1. The parties intend that the Transaction constitute a binding contract for the purchase of Shares by Counterparty within the meaning of Rule 10b5-1(c)(1)(i)(A)(1) under the Exchange Act. This Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) and Counterparty shall take no action that results in the Transaction not so complying with such requirements. Accordingly:

(i) Counterparty acknowledges and agrees that (x) any purchases or sales made by Deutsche in respect of the Transaction shall be made at Deutsche’s sole discretion and for Deutsche’s own account and (y) Counterparty does not have, and shall not attempt to exercise, any influence over how, when or whether to make such purchases or sales, including, without limitation, the price paid or received per Share pursuant to such purchases or sales or whether such purchases or sales are made on any securities exchange or privately.

(ii) Counterparty acknowledges and agrees that it is entering into the Agreement and this Confirmation in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act (“Rule 10b-5”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares. Counterparty also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no amendment, modification or waiver shall be made at any time at which Counterparty or any officer or director of Counterparty is aware of any material nonpublic information regarding Counterparty or the Shares.

(iii) Counterparty hereby agrees and acknowledges that it shall not, at any time during the period from, and including, the date hereof to, and including, the Valuation Date, enter into or alter any corresponding or hedging transaction or position with respect to the Shares (including, without limitation, with respect to any securities convertible or exchangeable into the Shares) and agrees not to alter or deviate from the terms of this Confirmation.

(o) Securities Contract; Swap Agreement. The parties hereto agree and acknowledge that Deutsche is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” or a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” a “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Deutsche is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(p) Early Unwind. In the event the sale of Convertible Notes is not consummated with the initial purchasers thereof for any reason by the close of business in New York on April 15, 2008 (or such later date as agreed upon by the parties) (April 15, 2008 or such later date as agreed upon being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (a) the Transaction and all of the respective rights and obligations of Deutsche and Counterparty under the Transaction shall be cancelled and terminated and (b) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that if the Early Unwind is due to a breach by Counterparty under the Purchase Agreement, dated as of April 9, 2008, between Counterparty and Deutsche Bank Securities Inc. as representative of the initial purchasers party to such agreement, Counterparty shall purchase from Deutsche on the Early Unwind Date all Shares purchased by Deutsche or one or more of its affiliates, and assume, or reimburse the cost of, derivatives and other hedging activities entered into by Deutsche or one or more of its affiliates, in each case in connection with hedging of the Transaction, and the unwind of such hedging activities. The amount payable by Counterparty shall be Deutsche’s (or its affiliates) actual cost of such Shares and unwind cost of such derivatives and other hedging activities as Deutsche informs Counterparty and shall be paid in immediately available funds on the Early Unwind Date. Deutsche and Counterparty represent and acknowledge to the other that, subject to the proviso included in the preceding sentence, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(q) Registration/Private Placement Procedures. If, in the reasonable opinion of Deutsche, following any delivery of Shares or Share Termination Delivery Units to Deutsche hereunder, such Shares or Share Termination Delivery Units would be in the hands of Deutsche subject to any applicable restrictions with respect to any registration or qualification requirement or prospectus delivery requirement for such Shares or Share Termination Delivery Units pursuant to any applicable federal or state securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such Shares or Share Termination Delivery Units being “restricted securities”, as such term is defined in Rule 144 under the Securities Act) (such Shares or Share Termination Delivery Units, “Restricted Shares”), then delivery of such Restricted Shares shall be effected pursuant to either clause (i) or (ii) of Annex A hereto at the election of Counterparty, unless waived by Deutsche. If any Private Placement Settlement (as defined in Annex A hereto) or Registration Settlement (as defined in Annex A hereto) shall not be effected as set forth in clauses (i) or (ii) of Annex A, as applicable, then failure to effect such Private Placement Settlement or such Registration Settlement shall constitute an Event of Default with respect to which Counterparty shall be the Defaulting Party.

(r) Severability; Illegality. If compliance by either party with any provision of the Transaction would be unenforceable or illegal, (a) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (b) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.

(s) Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE TRANSACTION. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

(t) Governing Law; Jurisdiction. THE AGREEMENT AND THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

THIS MESSAGE WILL BE THE ONLY FORM OF CONFIRMATION DISPATCHED BY US. PLEASE EXECUTE AND RETURN IT BY FACSIMILE IMMEDIATELY TO FAX NUMBER +44 207 541 4913. IF YOU WISH TO EXCHANGE HARD COPY FORMS OF THIS CONFIRMATION PLEASE CONTACT US.

Please confirm that the foregoing correctly sets forth the terms of our agreement by sending to us a letter or telex substantially similar to this facsimile, which letter or telex sets forth the material terms of the Transaction to which this Confirmation relates and indicates your agreement to those terms. Deutsche will make the time of execution of the Transaction available upon request.

Deutsche is regulated by the Financial Services Authority.

DEUTSCHE BANK AG, LONDON BRANCH		REVIEWED BY:

By:	/s/ Paul Maley	By:
Name:	Paul Maley
Title:	Attorney-in-Fact

By:	/s/ Lee Frankenfield	By:
Name:	Lee Frankenfield
Title:	Attorney-in-Fact

DEUTSCHE BANK SECURITIES INC., acting solely as Agent in connection with the Transaction

By:	/s/ Paul Maley
Name:	Paul Maley
Title:	Director

By:	/s/ Lee Frankenfield
Name:	Lee Frankenfield
Title:	Managing Director

Confirmed and Acknowledged as of the date first above written:

ENDO PHARMACEUTICALS HOLDINGS INC.

By:	/s/ Charles A. Rowland, Jr.
Name:	Charles A. Rowland, Jr.
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Annex A

Registration Settlement and Private Placement Settlement

If Counterparty (1)(a) elects to deliver Share Termination Delivery Units pursuant to Section 8(b) of the Confirmation or (b) is obligated to deliver Shares pursuant to the “Settlement Terms” in Section 2 of the Confirmation (the Freely Tradeable Value (as defined below) of such Shares is referred to in this Annex A as the “Net Share Settlement Amount”) and (2) this Annex A is applicable, Counterparty shall effect such delivery in compliance with the provisions provided herein.

(i)	If Counterparty elects that this clause (i) shall be applicable (a “Private Placement Settlement”), then delivery of Restricted Shares by Counterparty shall be effected in customary private placement procedures with respect to such Restricted Shares reasonably acceptable to Deutsche; provided that Counterparty may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by Counterparty to Deutsche (or any affiliate designated by Deutsche) of the Restricted Shares or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Restricted Shares by Deutsche (or any such affiliate of Deutsche). The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Deutsche, due diligence rights (for Deutsche or any buyer of the Restricted Shares designated by Deutsche), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to Deutsche; provided, however, if Deutsche is not reasonably satisfied with such due diligence rights or no such rights are afforded to Deutsche or such buyer designated by Deutsche due to circumstances outside Counterparty’s control that make such investigation impractical, then such dissatisfaction or the failure by Counterparty to afford Deutsche (or any buyer of the Restricted Shares designated by Deutsche) with such investigation rights shall not provide a basis for Deutsche to refuse to accept the Restricted Shares by means of a private placement and Deutsche shall be entitled to disclose to any buyer of the Restricted Shares the circumstances giving rise to such dissatisfaction or failure. In the event of a Private Placement Settlement, the Net Share Settlement Amount or the Counterparty Payment Obligation, respectively, shall be deemed to be the Net Share Settlement Amount or the Counterparty Payment Obligation, respectively, plus an additional amount (determined from time to time by the Calculation Agent in its commercially reasonable judgment) attributable to interest that would be earned on such Net Share Settlement Amount or the Counterparty Payment Obligation, respectively, (increased on a daily basis to reflect the accrual of such interest and reduced from time to time by the amount of net proceeds received by Deutsche as provided herein) at a rate equal to the open Federal Funds Rate plus 50 basis points per annum for the period from, and including, such Settlement Date or the date on which the Counterparty Payment Obligation is due, respectively, to, but excluding, the related date on which all the Restricted Shares have been sold and calculated on an Actual/360 basis.

(ii)	If Counterparty elects that this clause (ii) shall be applicable (a “Registration Settlement”), then Counterparty shall promptly (but in any event no later than the beginning of the Resale Period) file and use its reasonable best efforts to make effective under the Securities Act a registration statement or supplement or amend an outstanding registration statement in form and substance reasonably satisfactory to Deutsche, to cover the resale of such Restricted Shares (and any Make-whole Shares) in accordance with customary resale registration procedures, including covenants, conditions, representations, underwriting discounts (if applicable), commissions (if applicable), indemnities, due diligence rights, opinions and certificates, and such other documentation as is customary for equity resale underwriting agreements, all reasonably acceptable to Deutsche. If Deutsche, in its sole reasonable discretion, is not satisfied with such procedures and documentation, Private Placement Settlement shall apply. If Deutsche is satisfied with such procedures and documentation, it shall sell the Restricted Shares (and any Make-whole Shares) pursuant to such registration statement during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Restricted Shares (and any Make-whole Shares) and ending on the earliest of (i) the Exchange Business Day on which Deutsche completes the sale of all Restricted Shares or, in the case of settlement of Share Termination Delivery Units, a sufficient number of Restricted Shares so that the realized net proceeds of such sales exceed the Counterparty Payment Obligation, (ii) the date upon which all Restricted Shares (and any Make-whole Shares) have been sold or transferred pursuant to Rule 144 (or similar provisions then in force) under the Securities Act and (iii) the date upon which all Restricted Shares (and any Make-whole Shares) may be sold or transferred by a non-affiliate pursuant to Rule 144 (or any similar provision then in force) under the Securities Act without any further restriction whatsoever.

A-1

(iii)	If (ii) above is applicable and the Net Share Settlement Amount or the Counterparty Payment Obligation, as applicable, exceeds the realized net proceeds from such resale, or if (i) above is applicable and the Freely Tradeable Value (as defined below) of the Shares owed pursuant to the Net Share Settlement Amount, or the Counterparty Payment Obligation (in each case as adjusted pursuant to (i) above), as applicable, exceeds the realized net proceeds from such resale, Counterparty shall transfer to Deutsche by the open of the regular trading session on the Exchange on the Exchange Business Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”), at its option, either in cash or in a number of Restricted Shares (“Make-whole Shares”, provided that the aggregate number of Restricted Shares and Make-whole Shares delivered shall not exceed the Maximum Delivery Amount) that, based on the Relevant Price on the last day of the Resale Period (as if such day was the “Valuation Date” for purposes of computing such Relevant Price), has a value equal to the Additional Amount. If Counterparty elects to pay the Additional Amount in Make-whole Shares, Counterparty shall elect whether the requirements and provisions for either Private Placement Settlement or Registration Settlement shall apply to such payment. This provision shall be applied successively until the Additional Amount is equal to zero, subject to “Limitation on Delivery of Shares”. “Freely Tradeable Value” means the value of the number of Shares delivered to Deutsche which such Shares would have if they were freely tradeable (without prospectus delivery) upon receipt by Deutsche, as determined by the Calculation Agent by reference to the Relevant Price for freely tradeable Shares as of the Valuation Date, or other date of valuation used to determine the delivery obligation with respect to such Shares, or by other commercially reasonable means.

(iv)	For the avoidance of doubt, nothing contained in this Annex A shall be read as requiring Counterparty, unless it so elects as provided above, to deliver cash in respect of the settlement of the transactions contemplated by the Agreement.

A-2